EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Art’s-Way Manufacturing Co., Inc. (“Art’s-Way”), for the registration of 1,542,991 shares of its Common Stock, and to the incorporation by reference therein of our report dated February 22, 2010 with respect to the consolidated financial statements of Art’s-Way included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2010, filed with the Securities and Exchange Commission on February 23, 2010.

Minneapolis, Minnesota	/s/ Eide Bailly LLP
December 10, 2010	Eide Bailly LLP